Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 27, 2012 (except Note 16 as to which the date is August 11, 2014) with respect to the financial statements of Trillium Therapeutics Inc. in the Amendment No. 1 to the Registration Statement on Form F-1 for the registration of common shares and Series I Non-Voting Convertible First Preferred Shares of Trillium Therapeutics Inc. (formerly Stem Cell Therapeutics Corp.).

/s/ Ernst & Young LLP
Toronto, Canada	Chartered Professional Accountants
March 25, 2015	Licensed Public Accountants